Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 19, 2021 (except as to the paragraphs, and the effects thereto, related to the acquisition, change in capital structure and stock incentive plan as described in Note 21 to the financial statements, as to which the date is April 19, 2021), in the Registration Statement (Form S-1 No. 333-254981) and related Prospectus of Aveanna Healthcare Holdings Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 26, 2021